EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement Form S-8 pertaining to the American Woodmark Corporation 2006 Non-Employee Directors Equity Ownership Plan and the American Woodmark Corporation 2005 Non-Employee Director Stock Option Plan of our report dated June 4, 2004, except for the fourth paragraph of Note A, as to which the date is June 16, 2005, with respect to the consolidated financial statements of American Woodmark Corporation incorporated by reference in its Annual Report (Form 10-K) for the year ended April 30, 2006, and the related financial statement schedule included therein, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Richmond, Virginia
August 24, 2006